Pricing Supplement No. 26 Dated October 4, 2001
(To Prospectus Dated January 6, 2000
  and Prospectus Supplement Dated January 31, 2000)

                                                        Rule 424 (b)(3)
                                                     Registration Statement
                                                        No.  333-91953




                               U.S.$12,000,000,000

                            Ford Motor Credit Company

                         Medium-Term Notes Due More Than
                           9 Months From Date of Issue

         Ford Credit has designated $100,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to purchase $100,000,000 aggregate principal amount of the Notes at a price of 99.856360% of their principal amount for resale at fixed initial public offering price of 100% of their principal amount. Ford Credit may, without the consent of the holders of the Notes, issue additional notes with the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional notes will, together with the Notes, be a single class of the series of Medium-Term Notes under the Indenture. No additional notes may be issued if an Event of Default has occurred with respect to the Notes.

         Issue Date:                                October 10, 2001

         Maturity Date:                             October 12, 2004

         Initial Principal Amount:                  $100,000,000

         Interest Rate Basis:                       LIBOR Telerate having an
                                                    Index Maturity of three
                                                    months plus 125 basis points
                                                    (1.25%)

         Interest Reset Dates:                      On the Issue Date and
                                                    thereafter quarterly on the
                                                    12th day of each January,
                                                    April, July and October,
                                                    until the Notes are paid in
                                                    full, beginning January 12,
                                                    2002

         Interest Payment Dates:                    Quarterly on the 12th day of
                                                    each January, April, July
                                                    and October, beginning
                                                    January 12, 2002, and at
                                                    Maturity

         CUSIP No.:                                 345402 5Q0

         Interest Determination Date:               Two London banking days
                                                    prior to each Interest Reset
                                                    Date

         Reference Agent:                           The Chase Manhattan Bank


                               Merrill Lynch & Co.